Exhibit 5.3

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

September 29, 2021

CoreCivic, Inc.
5501 Virginia Way
Brentwood, Tennessee  37027

To the addressee set forth above:

We have acted as local Nevada counsel to CoreCivic, Inc., a Maryland corporation (the “Company”), and Avalon Correctional Services, Inc., a Nevada corporation (the “Nevada Subsidiary Guarantor”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-255070) filed by the Company with the Securities and Exchange Commission (the “Commission”), including the prospectus dated April 6, 2021 contained therein, as supplemented by the prospectus supplement dated September 22, 2021 (the “Prospectus Supplement”) filed with the Commission (as so supplemented, the “Registration Statement”), of $225,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2026 (the “Notes”), issued pursuant to (i) that certain Base Indenture, dated as of September 25, 2015, by and between the Company and Regions Bank, as successor to U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by that certain Third Supplemental Indenture, dated as of April 14, 2021, and that certain Fourth Supplemental Indenture, dated as of September 29, 2021 (the “Fourth Supplemental Indenture”), by and among the Company, the Guarantors (as defined therein) party thereto, including the Nevada Subsidiary Guarantor, and the Trustee (as so amended and supplemented, the “Indenture”), and (ii) that certain Underwriting Agreement, dated as of September 22, 2021 (the “Underwriting Agreement”), by and among Imperial Capital, LLC, as representative of the several underwriters named in Schedule A thereto, the Company and the Notes Guarantors (as defined therein) party thereto, including the Nevada Subsidiary Guarantor.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Nevada Subsidiary Guarantor in connection with the registration of the Notes and the guarantee thereof by the Nevada Subsidiary Guarantor pursuant to the Indenture, as described in the Registration Statement.  For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement and the Indenture.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Indenture, (iii) the Underwriting Agreement, (iv) the articles of incorporation and bylaws, each as amended to date, of the Nevada Subsidiary Guarantor, (v) the resolutions of the board of directors of the Nevada Subsidiary Guarantor with respect to the Notes and the guarantee thereof by the Nevada Subsidiary Guarantor pursuant to the Indenture and (vi) such other documents, agreements, instruments and corporate records and proceedings as we have deemed necessary or appropriate for purposes of issuing this opinion letter.  We have also obtained from officers and other representatives of the Nevada Subsidiary Guarantor and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate for the purpose of issuing the opinions set forth herein.

www.bhfs.com

CoreCivic, Inc. September 29, 2021 Page 2

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that (i) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters, in each case of the date or dates of such documents and as of the date hereof; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iv) all corporate records made available to us by the Nevada Subsidiary Guarantor, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction.  We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.          The Nevada Subsidiary Guarantor is validly existing as a corporation and in good standing under the laws of the State of Nevada.

2.          The Nevada Subsidiary Guarantor has the corporate power and authority to enter into the Underwriting Agreement and the Fourth Supplemental Indenture and to perform its obligations thereunder and under the Indenture.

3.          The execution and delivery by the Nevada Subsidiary Guarantor of the Underwriting Agreement and the Fourth Supplemental Indenture and the performance by the Nevada Subsidiary Guarantor of its obligations thereunder and under the Indenture have been duly authorized by the Nevada Subsidiary Guarantor.

4.          The Fourth Supplemental Indenture and the Underwriting Agreement have been duly executed and delivered by the Nevada Subsidiary Guarantor.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after the later of the date hereof and the filing date of the Prospectus Supplement.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

CoreCivic, Inc. September 29, 2021 Page 3

We hereby consent to your filing this opinion letter as an exhibit to a Current Report on Form 8-K, and the reference to our firm in the Prospectus under the heading “Legal Matters”.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Bass, Berry & Sims PLC may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company relating to the registration of the Notes, as filed with the Commission as an exhibit to the Current Report on Form 8-K.
Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP